Exhibit 10.1

RESTRICTED STOCK UNIT AWARD AGREEMENT
UNDER THE
AMENDED AND RESTATED 2007 EQUITY INCENTIVE PLAN

THIS RESTRICTED STOCK UNIT AWARD AGREEMENT (this “Agreement”) is made by and between Amicus Therapeutics, Inc. (the “Company”) and [          ] (the “Participant”) as of this [      ] day of [          ] (the “Effective Date”).

WHEREAS, the Company maintains the Amended and Restated 2007 Equity Incentive Plan (the “Plan”) for the benefit of its employees, directors and consultants; and

WHEREAS, the Plan permits the grant of Restricted Stock Units; and

WHEREAS, in order to compensate the Participant for his or her service to the Company, the Board approved this Award of Restricted Stock Units subject to the restrictions and on the terms and conditions contained in the Plan and this Agreement.

NOW, THEREFORE, in consideration of these premises and the agreements set forth herein, the parties, intending to be legally bound hereby, agree as follows:

1.             Award of Performance-Based Restricted Stock Units.  The Company hereby awards the Participant [          ] Restricted Stock Units, subject to the restrictions (including without limitation the performance-based restrictions set forth in Section 2) and on the terms and conditions set forth in this Agreement (the “Restricted Units”). The terms of the Plan are hereby incorporated into this Agreement by this reference, as though fully set forth herein. Except as otherwise provided herein, capitalized terms herein will have the same meaning as defined in the Plan.  To the extent there is a conflict between the Plan and this Agreement, the Plan will prevail.

2.             Performance Vesting of Restricted Units.   [Insert Description of Vesting — including applicable performance goal(s)]

(i)            Delivery of Units. Except as set forth below, provided the Participant remains in continuous service with the Company through [DATE], with respect to each Unit earned, as provided above, the Participant will receive one share of Company Common Stock as soon as administratively feasible following determination of the applicable performance goal.

(ii)           Effect of Certain Terminations of Service. In the event the Participant’s service with the Company terminates or is terminated during the Measurement Period by reason of (a) Disability, (b) death, (c) “Good Reason” (as such term, if any, is defined in the Participant’s employment or similar agreement); or (d) by the Company without Cause, then the Units will be appropriately prorated based on the number of days the Participant was employed by the Company during the Measurement Period, and such prorated Units will remain outstanding and will become earned and vested based on the attainment of the applicable [applicable goal] for the full Measurement Period (or over a lesser period if a Change of Control occurs during the Measurement Period) and such prorated Units that become earned and vested will be delivered to the Participant at the same time as delivery would have been made had the Participant not had such termination of service.

(iii)          Forfeiture.  Upon a cessation of the Participant’s service with the Company for any reason not set forth in Section 2(a)(ii), any Units that have not become earned and vested on or prior to the effective date of such cessation will be forfeited immediately and automatically and the Participant will have no further rights with respect thereto.

(b)   Release Requirement.  The application of Section 2(a)(ii) and [other applicable section] are, in each case, conditioned on (i) the execution and delivery by the Participant (or the Participant’s estate) to the Company of a general release of claims against the Company and its affiliates in a form prescribed by the Company, and (ii) such release becoming irrevocable within 60 days following the cessation of the Participant’s employment or such shorter period specified by the Company.  For avoidance of doubt, if this release requirement is not timely satisfied, all of the Units will be forfeited as of the effective date of the cessation of the Participant’s employment as if Sections 2(a)(ii) and/or [other applicable section] do not apply and the Participant will have no further rights with respect thereto.

(c)   Definitions

(i)            “Disability” shall have the meaning ascribed to such term in the Participant’s employment or similar agreement; or if the Participant has no such agreement or if the term Disability or a similar term is not defined in such agreement, then “Disability” means the Participant’s disability as determined under the Company’s existing disability plans or policies.

(ii)           “Cause” shall have the meaning ascribed to such term in the Participant’s employment or similar agreement; or if the Participant has no such agreement or if the term “Cause” is not defined in such agreement then “Cause” means the Participant’s termination of service for any of the following reasons: (1) willful or deliberate misconduct by the Participant that materially damages the Company; (2) misappropriation by the Participant of Company assets; (3) the Participant’s conviction of, or a plea of guilty or “no contest” to a felony; or (4) any willful disobedience by the Participant of the lawful and unambiguous instructions of the Participant’s supervisor.

(iii)          [INSERT DEFINITION OF APPLICABLE GOAL(S)]

3.     Change of Control.

(a)   Units. If a Change of Control occurs during the Measurement Period, and the Participant is continuously employed by the Company through the date of that Change of Control or if the Participant has incurred a termination of employment under Section 2(a)(ii) and retains prorated Units, any such Units then still outstanding and not forfeited will then vest at the level of achievement such Units would have vested, determined as of the date of the Change of Control and based on the Company’s [PERFORMANCE AGAINST THE APPLICABLE GOAL(S)] over the Measurement Period, but no less than the Target Level, as set forth in the tables above (or at such greater level determined by the Committee, in its absolute discretion).  The Participant will receive a distribution of the Shares underlying the Units that vest pursuant to this Section 3(a) immediately prior to, but contingent upon, such Change of Control in full settlement of the Participant’s rights hereunder.

(b)   Plan Provisions Regarding a Change of Control.  For avoidance of doubt, this Section 3 will not limit the right of the Board to take other action with respect to the Restricted Units under Section 8.2 of the Plan upon the occurrence of any Change of Control.

4.     Non-Transferability.  Neither the Restricted Units nor any right with respect thereto may be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by the Participant other than by will or by the laws of descent and distribution, and any purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance will be void and unenforceable.

5.     Distribution of Shares.

(a)   Upon the lapse of the time and performance-based conditions applicable to the Restricted Units (and provided that appropriate arrangements have been made with the Company for the withholding or payment of any taxes that may be due with respect to such share), the Company will issue shares of Common Stock to the Participant with respect to the Restricted Units that are earned and vested.  Such shares may be issued in the Participant’s name by issuance of a stock certificate or certificates.

(b)   The Company may also condition delivery of certificates underlying the Restricted Units upon receipt from the Participant of any undertakings that it may determine are appropriate to facilitate compliance with federal and state securities laws.

6.     Substitute Property. If, while any of the Restricted Units remain subject to time and/or performance-based conditions, there occurs a merger, reclassification, recapitalization, stock split, stock dividend or other similar event or transaction resulting in new, substituted or additional securities being issued or delivered to the Participant by reason of the Participant’s ownership of the Restricted Units, such securities will constitute “Restricted Units” for all purposes of this Agreement; additionally, the Committee shall makes appropriate adjustments to any performance goals then still applicable to such units.

7.     Rights of Participant During Restricted Period. The Participant will not have any right to vote the Restricted Units during the Restricted Period.   The Participant will have the right to receive dividends and distributions with respect to the Restricted Units; provided, however, that any cash dividends or distributions paid in respect of the Restricted Units while those units remain subject to time and/or performance-based conditions will be delivered to the Participant (without interest) only if and when the Restricted Units giving rise to such dividends or distributions become earned, vested and delivered.

8.     Securities Laws. The Committee may from time to time impose any conditions on the Restricted Units as it deems necessary or advisable to ensure that the Restricted Units or any shares of Common Stock issued with respect to the Restricted Units are issued and sold in compliance with the requirements of any stock exchange or quotation system upon which the shares are then listed or quoted, the Securities Act of 1933 and all other applicable laws.

9.     Tax Consequences.  The Participant acknowledges that the Company has not advised the Participant regarding the Participant’s income tax liability in connection with the grant or vesting of the Restricted Units. The Participant has had the opportunity to review with his or her own tax advisors the federal, state and local tax consequences of the transactions contemplated by this Agreement. The Participant is relying solely on such advisors and not on any statements or representations of the Company or any of its agents. The Participant understands that the Participant (and not the Company) shall be responsible for the Participant’s own tax liability that may arise as a result of the transactions contemplated by this Agreement.

10.  The Plan. This Award of Restricted Units is subject to, and the Participant agrees to be bound by, all of the terms and conditions of the Plan, a copy of which has been provided to the Participant.  Pursuant to the Plan, the Committee is authorized to adopt rules and regulations not inconsistent with the Plan as it shall deem appropriate and proper. All questions of interpretation and application of the Plan shall be determined by the Committee and any such determination shall be final, binding and conclusive.

11.  Consent to Electronic Delivery. The Participant hereby authorizes the Company to deliver electronically any prospectuses or other documentation related to this Agreement, the Plan and any other compensation or benefit plan or arrangement in effect from time to time (including, without limitation, reports, proxy statements or other documents that are required to be delivered to participants in such plans or arrangements pursuant to federal or state laws, rules or regulations).  For this purpose, electronic delivery will include, without limitation, delivery by means of e-mail or e-mail notification that such documentation is available on the Company’s intranet site. Upon written request, the Company will provide to the Participant a paper copy of any document also delivered to the Participant electronically.

The authorization described in this paragraph may be revoked by the Participant at any time by written notice to the Company.

12.  Entire Agreement. This Agreement, together with the Plan, represents the entire agreement between the parties hereto relating to the subject matter hereof, and merges and supersedes all prior and contemporaneous discussions, agreements and understandings of every nature.

13.  Governing Law. This Agreement will be construed in accordance with the laws of the State of New Jersey, without regard to the application of the principles of conflicts of laws.

14.  Amendment. Subject to the provisions of the Plan, this Agreement may only be amended by a writing signed by each of the parties hereto.

15.  Execution. This Agreement may be executed, including execution by facsimile signature, in one or more counterparts, each of which will be deemed an original, and all of which together shall be deemed to be one and the same instrument.

[signature page follows]

IN WITNESS WHEREOF, the Company’s duly authorized representative and the Participant have each executed this Restricted Stock Unit Award Agreement on the respective date below indicated.

AMICUS THERAPEUTICS, INC.

By:

Name:

Title:

Date:

[PARTICIPANT]

Signature:

Date: